Proxy Statement Errata

CACI inadvertently omitted a shareholder from the table listing beneficial owners of more than five percent (5%) of outstanding common stock in producing its Proxy Statement for the 1999 Annual Meeting of Shareholders. The omitted shareholder is Parsow Partnership, Ltd. In the interest of clarity, CACI has changed footnotes (1) and (2) to the table. Please use the attached table in place of the the table shown on page 6 of the Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table provides information as of August 31, 1999, with respect to beneficial ownership of the Company's Common Stock held by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock.

Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock(1)

Dr. J. P. London 1100 North Glebe Road Arlington, Virginia 22201	830,514(2)	7.42%

Neuberger & Berman LLC 605 Third Avenue New York, New York 10158	1,104,800	9.86%

Kennedy Capital Management 10829 Olive Boulevard St Louis, Missouri 63141	629,356	5.62%

Parsow Partnership, Ltd. 2222 Skyline Drive Elkhorn, Nebraska 68022	563,000(3)	5.02%

Wanger Asset Management, LP 227 W. Monroe St., Suite 3000 Chicago, Illinois 60606-5016	685,800	6.12%

(1)    Based on 11,199,576 shares of Common Stock outstanding as of the October 11, 1999 record date.

(2)   Includes shares subject to options that were exercisable as of August 31, 1999. 21,569 of the shares included in this table are indirectly owned by Dr. London.

(3)    According to a Schedule 13D filed by Alan S. Parsow, this includes 196,600 shares of Common Stock beneficially owned by Elkhorn Partners Limited Partnership, which shares the same address as Parsow Partnership, Ltd., 2222 Skyline Drive, Elkhorn, Nebraska 68022. Alan S. Parsow is the General Partner of both Parsow Partnership, Ltd. and Elkhorn Partners Limited Partnership.